Exhibit 99.1

Investor Contact:	Press Contact:
Nik Singhal	Brian Beades
212.810.5427	212.810.5596

BlackRock Capital Investment Corporation Reports Financial Results for the Quarter Ended March 31, 2019, Declares Quarterly Distribution of $0.18 per Share

•	GAAP Net Investment Income (NII) of $0.17 per share providing first quarter distribution coverage of approximately 92%.
•	Net Asset Value (NAV) per share increased 1.1% or $0.08 per share to $7.15 per share on a quarter-over-quarter basis.
•

Net leverage of 0.37x was slightly up reflecting a net increase in investments. Total liquidity for portfolio company investments, including cash, was approximately $268.8 million, subject to leverage and borrowing base restrictions.

•

Under our existing share repurchase program, we repurchased 85,543 shares of common stock for $0.5 million at an average price of $5.49, including brokerage commissions, via open market purchases in the first quarter.

New York, May 1, 2019 – BlackRock Capital Investment Corporation (NASDAQ:BKCC) (“BCIC” or the “Company,” “we,” “us” or “our”) announced today that its Board of Directors declared a quarterly distribution of $0.18 per share, payable on July 9, 2019 to stockholders of record at the close of business on June 18, 2019.

“Our deployment pipeline remains robust heading into the second quarter, reflecting the increased capabilities of our platform following the integration of Tennenbaum Capital Partners LLC, or TCP, with the Company’s adviser, BlackRock Capital Investment Advisors, LLC. Two of the new investments made by the Company during the quarter were driven by BlackRock-managed funds being able to provide a holistic financing solution to our borrowers. For the second quarter, we anticipate investments in new companies to trend higher based on our current pipeline and completed investments thus far in the second quarter. Additionally, we believe that our ability to co-invest with TCP affiliated funds allows us to mitigate portfolio risk by increasing issuer and sector diversity,” commented James E. Keenan, Chairman and Interim CEO of the Company.

“Our net unrealized and realized gains of $6.6 million were a result of net portfolio valuation increases, primarily driven by appreciation in our equity investment in US Well Services, Inc. (“USWS”). We anticipate that the valuation of our USWS investment will continue to shift in line with the quarter-end closing prices of the USWS stock. Substantially all of our investment in USWS is subject to lock-ups, half of which expire in May 2019 and the other half in November 2019.

“Under BlackRock’s management of BCIC, from March 6, 2015 to March 31, 2019, we have deployed capital of approximately $1 billion, of which $387 million has been exited with a realized IRR of 14.1%. With liquidity at approximately $269 million and no debt maturities until 2022, we have significant operating flexibility and deployment capacity.”

Financial Highlights

	Q1 2019		Q4 2018		Q1 2018
($'s in millions, except per share data)	Total Amount	Per Share	Total Amount	Per Share	Total Amount	Per Share

Net Investment Income/(loss)	$11.4	$0.17	$11.8	$0.17	$11.6	$0.16
Net realized and unrealized gains/(losses)	$6.6	$0.09	$(46.4)	$(0.66)	$(12.5)	$(0.17)
Deferred taxes	—	—	$2.2	$0.03	—	—
Basic earnings/(losses)	$18.0	$0.26	$(32.4)	$(0.46)	$(0.9)	$(0.01)
Distributions declared	$12.4	$0.18	$12.6	$0.18	$13.2	$0.18
Net Investment Income/(loss), as adjusted[1]	$11.4	$0.17	$11.8	$0.17	$11.6	$0.16
Basic earnings/(losses), as adjusted[1]	$18.0	$0.26	$(32.4)	$(0.46)	$(0.9)	$(0.01)

($'s in millions, except per share data)	March 31, 2019	December 31, 2018	March 31, 2018

Total assets	$721.8	$693.6	$887.1
Investment portfolio, at fair market value	$680.4	$671.7	$870.1
Debt outstanding	$208.8	$186.4	$310.1
Total net assets	$492.1	$487.0	$553.1
Net asset value per share	$7.15	$7.07	$7.65
Net leverage ratio[2]	0.37x	0.36x	0.56x

Business Updates

•

Under our existing share repurchase program, during the first quarter of 2019, 85,543 shares were repurchased for $0.5 million at an average price of $5.49 per share, including brokerage commissions. The cumulative repurchases since BlackRock entered into the investment management agreement with the Company in early 2015 totaled approximately 7.3 million shares for $50.4 million, representing 80.4% of total share repurchase activity, on a dollar basis, since inception.  Since the inception of our share repurchase program through March 31, 2019, we have purchased 9.0 million shares at an average price of $6.94 per share, including brokerage commissions, for a total of $62.7 million.  As of March 31, 2019, 3,320,309 shares remained authorized for repurchase.

•

The non-core legacy asset book comprised 33% of our total portfolio by fair market value as of March 31, 2019. This is further broken down into income-producing investments, non-earning equities and non-accrual investments at 25%, 7% and 1% of the total portfolio, respectively, by fair market value. Our investments in Vertellus Holdings, AGY Holding, Sur La Table, US Well Services and related issuers comprise 73% of the non-core book by fair market value.

___________________________

1  Non-GAAP basis financial measure. See Supplemental Information on page 8.

2 Calculated as the ratio between (A) debt, excluding unamortized debt issuance costs, less available cash and receivable for investments sold, and (B) net asset value.

Portfolio and Investment Activity*

($’s in millions)	Three Months ended March 31, 2019	Three Months ended December 31, 2018	Three Months ended March 31, 2018

Investment deployments	$58.0	$32.0	$144.6
Investment exits	$55.7	$94.7	$17.2
Number of portfolio company investments at the end of period	28	27	31
Weighted average yield of debt and income producing equity securities, at fair market value	11.7%	11.5%	11.3%
% of Portfolio invested in Secured debt, at fair market value	47%	47%	59%
% of Portfolio invested in Unsecured debt, at fair market value	23%	23%	16%
% of Portfolio invested in Equity, at fair market value	30%	30%	25%
Average investment by portfolio company, at amortized cost (excluding investments below $5.0 million)	$32.5	$34.1	$33.6

*Balance sheet amounts above are as of period end

•	We deployed $58.0 million during the quarter while exits of investments totaled $55.7 million, resulting in a $2.3 million net increase in our portfolio due to investment activity.
▪	Our deployments were primarily concentrated in three new portfolio company investments and one investment into an existing portfolio company.
▪

$7.5 million funded L + 6.75% first lien term loan (with an additional $2.5 million unfunded at close) to FinancialForce.com, a provider of cloud ERP and Professional Service Automation (“PSA”) software;

▪	$4.7 million funded L + 7.25% first lien term loan (with a $0.4 million unfunded revolver) to CareATC, Inc., a tech-enabled provider of employer-sponsored health and wellness clinics;
▪	$21.0 million funded L + 8.50% second lien term loan to Paragon Films, a leading manufacturer or stretch films servicing the storage and distribution pallet unitization market; and
▪	$23.9 million of incremental L + 11.0% unsecured debt to Gordon Brothers Finance Company (“GBFC”) to fund portfolio growth.
▪	Our repayments were primarily concentrated in one portfolio company exit and two partial repayments:
▪

$25.0 million repayment of Paragon Films second lien term loan. The exit of this investment occurred pursuant to a sale of the company to a new sponsor and accompanying recapitalization. The aforementioned $21.0 million investment in Paragon Films was an investment in the post-sale capital structure;

▪	$26.1 million partial repayment of unsecured debt to GBFC;
▪	$3.0 million partial repayment of NorthStar Financial second lien term loan; and
▪	A $3.0 million revolver commitment to Bankruptcy Management Solutions was terminated resulting in a complete exit from this investment. The revolver was unfunded.
•

Our $96.3 million equity investment in BCIC Senior Loan Partners (“SLP”) is generating a yield of greater than 12%. During the first quarter, SLP made investments into one new portfolio company and four existing portfolio companies totaling $11.9 million of new capital deployments during the quarter. Total committed capital and outstanding investments, at par, amounted to $369.7 million and $354.5 million, respectively, to 28 borrowers. The new investment, at par, was a $3.1 million first lien term loan to Research Now Group, LLC, a global leader in data collection through online, mobile, and offline surveys. Incremental investments to existing portfolio companies primarily included an additional $4.1 million investment in Protective Industrial Products, Inc., and an additional $3.6 million investment in MSHC, Inc. (Service Logic Acquisition).

•

As of March 31, 2019, there were three non-accrual investment positions, representing approximately 1.6% and 7.0% of total debt and preferred stock investments, at fair value and cost, respectively, as compared to non-accrual investment positions of approximately 1.6% and 7.1% of total debt and preferred stock investments at fair value and cost, respectively, at December 31, 2018. Our average internal investment rating at fair market value at March 31, 2019 was 1.49 as compared to 1.44 as of the prior quarter end.
•	During the quarter ended March 31, 2019, net realized and unrealized gains were $6.6 million, primarily due to appreciation in portfolio valuations during the quarter.

First Quarter Financial Updates

•

GAAP net investment income (“NII”) was $11.4 million, or $0.17 per share, for the three months ended March 31, 2019. Relative to distributions declared of $0.18 per share, our NII distribution coverage was 92% for the quarter.

•

As previously disclosed, our base management fee rate was reduced from an annual rate of 2.00% of total assets to 1.75%, effective March 7, 2017, and incentive management fees based on income were waived by our investment adviser until June 30, 2019. For the quarter ended March 31, 2019, we incurred base management fees of $2.9 million. Incentive management fees based on income of $2.3 million were earned and waived by our adviser during the current quarter. Additionally, $18.8 million of incentive management fees have been waived on a cumulative basis. For incentive management fees based on gains, there was no accrual as of March 31, 2019.

•

Tax characteristics of all 2018 distributions were reported to stockholders on Form 1099 after the end of the calendar year. Our 2018 distributions of $0.72 per share were comprised of $0.70 per share from various sources of income and $0.02 per share of return of capital. Our return of capital distributions totaled $1.98 per share from inception to December 31, 2018. At our discretion, we may carry forward taxable income in excess of calendar year distributions and pay a 4% excise tax on this income. We will accrue excise tax on estimated undistributed taxable income as required. There was no undistributed taxable income carried forward from 2018.

Liquidity and Capital Resources

•

At March 31, 2019, we had $27.1 million in cash and cash equivalents and $241.7 million of availability under our credit facility, subject to leverage restrictions, resulting in approximately $268.8 million of availability for portfolio company investments.

•

Net leverage, adjusted for available cash, receivables for investments sold, payables for investments purchased and unamortized debt issuance costs, stood at 0.37x at quarter-end, and our 328% asset coverage ratio provided the Company with available debt capacity under its asset coverage requirements of $274.7 million. Further, as of quarter-end, approximately 77% of our portfolio was invested in qualifying assets, exceeding the 70% regulatory requirement of a business development company.

Conference Call

BlackRock Capital Investment Corporation will host a webcast/teleconference at 10:00 a.m. (Eastern Time) on Thursday, May 2, 2019, to discuss its first quarter 2019 financial results. All interested parties are welcome to participate. You can access the teleconference by dialing, from the United States, (800) 458-4148, or from outside the United States, +1-720-543-0206, 10 minutes before 10:00 a.m. and referencing the BlackRock Capital Investment Corporation Conference Call (ID Number 3027722). A live, listen-only webcast will also be available via the Investor Relations section of www.blackrockbkcc.com. Both the teleconference and webcast will be available for replay by 1:00 p.m. on Thursday, May 2, 2019 and ending at 1:00 p.m. on Thursday, May 16, 2019. To access the replay of the teleconference, callers from the United States should dial (888) 203-1112 and callers from outside the United States should dial (719) 457-0820 and enter the Conference ID Number 3027722.

Prior to the webcast/teleconference, an investor presentation that complements the earnings conference call will be posted to BlackRock Capital Investment Corporation’s website within the Presentations section of the Investors page (http://www.blackrockbkcc.com/news-and-events/disclaimer).

About BlackRock Capital Investment Corporation

BlackRock Capital Investment Corporation is a business development company that provides debt and equity capital to middle-market companies.

The Company's investment objective is to generate both current income and capital appreciation through debt and equity investments.  The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

BlackRock Capital Investment Corporation

Consolidated Statements of Assets and Liabilities

	March 31, 2019	December 31, 2018
Assets
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $253,938,127 and $233,331,450)	$218,148,636	$200,569,644
Non-controlled, affiliated investments (cost of $114,252,403 and $130,892,674)	99,991,510	111,727,234
Controlled investments (cost of $387,251,367 and $388,870,375)	362,234,127	359,356,068
Total investments at fair value (cost of $755,441,897 and $753,094,499)	680,374,273	671,652,946
Cash and cash equivalents	27,107,015	13,497,320
Receivable for investments sold	2,002,968	1,691,077
Interest, dividends and fees receivable	9,945,510	4,084,001
Prepaid expenses and other assets	2,368,966	2,707,036
Total Assets	$721,798,732	$693,632,380
Liabilities
Debt (net of deferred financing costs of $2,997,396 and $3,227,965)	$208,835,348	$186,397,728
Interest and credit facility fees payable	2,576,255	722,841
Distributions payable	12,390,525	12,552,212
Base management fees payable	2,923,149	3,494,520
Payable for investments purchased	—	989,460
Accrued administrative services	739,812	376,507
Other accrued expenses and payables	2,204,539	2,078,958
Total Liabilities	229,669,628	206,612,226
Net Assets
Common stock, par value $.001 per share, 200,000,000 common shares authorized,
77,861,287 and 77,861,287 issued and 68,836,255 and 68,921,798 outstanding	77,861	77,861
Paid-in capital in excess of par	853,248,794	853,248,794
Distributable earnings (losses)	(298,528,296)	(304,106,473)
Treasury stock at cost, 9,025,032 and 8,939,489 shares held	(62,669,255)	(62,200,028)
Total Net Assets	492,129,104	487,020,154
Total Liabilities and Net Assets	$721,798,732	$693,632,380
Net Asset Value Per Share	$7.15	$7.07

BlackRock Capital Investment Corporation

Consolidated Statements of Operations

	Three Months ended March 31, 2019 (Unaudited)	Three Months ended March 31, 2018 (Unaudited)
Investment Income:
Non-controlled, non-affiliated investments:
Cash interest income	$5,942,016	$7,144,027
PIK interest income	240,184	—
Fee income	475,407	465,206
Total investment income from non-controlled, non-affiliated investments	6,657,607	7,609,233
Non-controlled, affiliated investments:
Cash interest income	1,222,251	2,214,613
PIK interest income	—	690,960
PIK dividend income	220,480	189,026
Fee income	—	35,000
Total investment income from non-controlled, affiliated investments	1,442,731	3,129,599
Controlled investments:
Cash interest income	6,900,738	5,085,705
PIK interest income	—	766,466
Cash dividend income	4,191,703	3,126,861
PIK dividend income	—	731,516
Fee income	121,862	387,058
Total investment income from controlled investments	11,214,303	10,097,606
Total investment income	19,314,641	20,836,438
Expenses:
Base management fees	2,923,149	3,312,369
Incentive management fees	2,280,836	1,735,195
Interest and credit facility fees	3,392,434	3,708,958
Professional fees	473,043	733,164
Administrative services	363,305	553,764
Director fees	193,000	187,000
Investment advisor expenses	87,500	87,500
Other	478,029	630,737
Total expenses, before incentive management fee waiver	10,191,296	10,948,687
Incentive management fee waiver	(2,280,836)	(1,735,195)
Expenses, net of incentive management fee waiver	7,910,460	9,213,492
Net Investment Income	11,404,181	11,622,946

Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled, non-affiliated investments	325,489	(50,515,956)
Non-controlled, affiliated investments	(269,226)	—
Controlled investments	—	(26,118,432)
Net realized gain (loss)	56,263	(76,634,388)
Net change in unrealized appreciation (depreciation) on:
Non-controlled, non-affiliated investments	(2,684,053)	43,690,517
Non-controlled, affiliated investments	4,560,914	1,422,575
Controlled investments	4,497,067	19,156,544
Foreign currency translation	134,330	(173,911)
Net change in unrealized appreciation (depreciation)	6,508,258	64,095,725
Net realized and unrealized gain (loss)	6,564,521	(12,538,663)
Net Increase (Decrease) in Net Assets Resulting from Operations	$17,968,702	$(915,717)
Net Investment Income Per Share-basic	$0.17	$0.16
Earnings (Loss) Per Share-basic	$0.26	$(0.01)
Average Shares Outstanding-basic	68,837,612	72,991,828
Net Investment Income Per Share-diluted	$0.16	$0.15
Earnings (Loss) Per Share-diluted	$0.24	$(0.01)
Average Shares Outstanding-diluted	85,831,349	89,985,565
Distributions Declared Per Share	$0.18	$0.18

Supplemental Information

The Company reports its financial results on a GAAP basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of the Company’s financial performance over time. The Company’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Until March 6, 2017, the Company recorded its liability for incentive management fees based on income as it became legally obligated to pay them, based on a hypothetical liquidation at the end of each reporting period. The Company’s obligation to pay incentive management fees with respect to any fiscal quarter until March 6, 2017 was based on a formula that reflects the Company’s results over a trailing four-fiscal quarter period ending with the pro-rated period until March 6, 2017. The Company is legally obligated to pay the amount resulting from the formula less any cash payments of incentive management fees during the prior three quarters. The formula’s requirement to reduce the incentive management fee by amounts paid with respect to such fees in the prior three quarters caused the Company’s incentive management fee expense to become concentrated in the fourth quarter of each year. Management believes that reflecting incentive management fees throughout the year, as the related investment income is earned, is an effective measure of the Company’s profitability and financial performance that facilitates comparison of current results with historical results and with those of the Company’s peers. The Company’s “as adjusted” results reflect incentive management fees based on the formula the Company utilizes for each trailing four-fiscal quarter period until March 6, 2017, with the formula applied to each quarter’s incremental earnings and without any reduction for incentive management fees paid during the prior three quarters. The resulting amount represents an upper limit of each quarter’s incremental incentive management fees that the Company may become legally obligated to pay at the end of the year. Prior year amounts are estimated in the same manner. These estimates represent upper limits because, in any calendar year, subsequent quarters’ investment underperformance could reduce the incentive management fees payable by the Company with respect to prior quarters’ operating results. After March 6, 2017, incentive management fees based on income have been calculated for each calendar quarter and are paid on a quarterly basis if certain thresholds are met. The Company records its liability for incentive management fees based on capital gains by performing a hypothetical liquidation at the end of each reporting period. The accrual of this hypothetical capital gains incentive management fee is required by GAAP, but it should be noted that a fee so calculated and accrued is not due and payable until the end of the measurement period, or every June 30. The incremental incentive management fees disclosed for a given period are not necessarily indicative of actual full year results. Changes in the economic environment, financial markets and other parameters used in determining such estimates could cause actual results to differ and such differences could be material. In addition, on March 7, 2017, BlackRock Advisors, in consultation with the Company’s Board of Directors, agreed to waive incentive fees based on income after March 6, 2017 to December 31, 2018, which was extended to June 30, 2019. BCIA has agreed to honor such waiver. For a more detailed description of the Company’s incentive management fee, please refer to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, on file with the Securities and Exchange Commission ("SEC").

Computations for the periods below are derived from the Company's financial statements as follows:

	Three months ended March 31, 2019	Three months ended March 31, 2018
GAAP Basis:
Net Investment Income	$11,404,181	$11,622,946
Net Investment Income per share	0.17	0.16
Addback: GAAP incentive management fee expense based on Gains	—	—
Addback: GAAP incentive management fee expense based on Income	—	—
Pre-Incentive Fee [1] :
Net Investment Income	$11,404,181	$11,622,946
Net Investment Income per share	0.17	0.16
Less: Incremental incentive management fee expense based on Income	—	—
As Adjusted [2] :
Net Investment Income	$11,404,181	$11,622,946
Net Investment Income per share	0.17	0.16

Note:  The Net Investment Income amounts for the three months ended March 31, 2019 and 2018 are net of incentive management fees based on income and a corresponding incentive management fee waiver in the amounts of $2,280,836 and $1,735,195, respectively. For the periods shown, there is no difference between the GAAP and as adjusted figures; however, there may be a difference in future periods.

1 Pre-Incentive Fee: Amounts are adjusted to remove all incentive management fees. Such fees are calculated but not necessarily due and payable at this time.

2 As Adjusted: Amounts are adjusted to remove the incentive management fee expense based on gains, as required by GAAP, and to include only the incremental incentive management fee expense based on Income. Until March 6, 2017, the incremental incentive management fee was calculated based on the current quarter's incremental earnings, and without any reduction for incentive management fees paid during the prior calendar quarters. After March 6, 2017, incentive management fee expense based on income has been calculated for each calendar quarter and may be paid on a quarterly basis if certain thresholds are met.  Amounts reflect the Company's ongoing operating results and reflect the Company's financial performance over time.

Forward-looking statements

This press release, and other statements that BlackRock Capital Investment Corporation may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Capital Investment Corporation’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Capital Investment Corporation cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which may change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Capital Investment Corporation assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Capital Investment Corporation’s SEC reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the financial condition of and ability of our current and prospective portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment advisor or its affiliates; (13) the ability of our investment advisor to attract and retain highly talented professionals; (14) changes in law and policy accompanying the new administration and uncertainty pending any such changes; (15) increased geopolitical unrest, terrorist attacks or acts of war, which may adversely affect the general economy, domestic and local financial and capital markets, or the specific industries of our portfolio companies; (16) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets; (17) the unfavorable resolution of legal proceedings; and (18) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Capital Investment Corporation’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Capital Investment Corporation’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockbkcc.com. The information contained on our website is not a part of this press release.

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